Exhibit 5.1

April 2, 2015

Akebia Therapeutics, Inc.

245 First Street, Suite 1100

Cambridge, MA 02142

Re: Registration on Form S-3 of Common Stock by Akebia Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel to Akebia Therapeutics, Inc., a Delaware corporation (the “Company”) in connection with the registration statement on Form S-3(the “Registration Statement”), filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of shares of the Company’s Common Stock, $0.00001 par value per share (the “Common Stock”)

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that when (i) the issuance and sale of any of the Common Stock has been duly authorized by all necessary corporate action of the Company and (ii) such shares have been issued and delivered against payment of the purchase price therefor (in an amount in excess of the par value thereof) in accordance with the applicable purchase, underwriting or other agreement, and as contemplated by the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

In rendering the opinion set forth above, we have assumed that (i) the Registration Statement will have become effective under the Securities Act, a prospectus supplement will have been prepared and filed with the Commission describing the Common Stock offered thereby and such Common Stock will have been issued and sold in accordance with the terms of such prospectus supplement; (ii) a definitive purchase, underwriting, or similar agreement, pursuant to which such Securities may be issued, will have been duly authorized, executed and delivered by the Company and the other parties thereto; (iii) at the time of the issuance of the Common Stock, the Company will be a validly existing corporation under the law of its jurisdiction of incorporation; (iv) the number of shares of Common Stock issued pursuant to the Registration Statement, together with the number of shares outstanding or reserved at the time of issuance, will not exceed the respective number of shares authorized by the Company’s certificate of incorporation in effect at the time of such issuance; and (v) all the foregoing actions to be taken by the

Company will have been taken so as not to violate any applicable law and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Validity of Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP